Exhibit 99.1
Global Realty Development Corp. Announces Changes to its Board of Directors and Management

Coral Springs, Fla.--(BUSINESS WIRE)—February 6, 2008

Global Realty Development Corp. (OTC BB: GRLY.OB) today announced that it has accepted the resignation of Roger Davis, age 66, who is retiring as its Chief Financial Officer and  member of its Board of Directors.  Peter David Voss has been appointed as Chairman of the Board and Chief Executive Officer.  Robert Kohn, Global’s present Chairman and Chief Executive Officer will remain with the Company as its interim Chief Financial Officer and a member of its Board of Directors.

Robert Kohn stated “I am excited to welcome Mr. Voss to the Company as its new Chairman and CEO.  I believe he is well suited to help us redirect our efforts towards Pachinko businesses in Japan.”  Mr. Voss brings 30 years of experience in developing businesses throughout the world including having held executive positions with major companies such as Lucas Industries, Australian United Foods, and Coca-Cola Amital in Australia.

About Global Realty Development Corp.

Global Realty Development Corp., headquartered in Coral Springs, Florida, is presently developing plans to establish business interests in  pachinko businesses in Japan.  Pachinko is closely related to slot machines and estimated to be a USD $250 billion industry in Japan .

Forward-Looking Statements

This press release contains statements that may constitute "forward-looking statements". Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including Global Realty Development Corporation's ability to maintain its listing with the OTC, and the various factors set forth from time to time in Global's previous filings with the SEC, including Global's most recent Form 10-Q. Global Realty Development Corp. undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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